UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO

SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

Realty Capital Income Funds Trust

Address of Principal Business Offices:

405 Park Avenue

15th Floor

New York, NY 10022

Telephone Number (including area code): 212 415-6500

Name and address of agent for service of process:

John H. Grady

Chief Operating Officer

Realty Capital Securities, LLC

405 Park Avenue

15th Floor

New York, NY 10022

Copy to:

Steven B. Boehm

Sutherland Asbill & Brennan LLP

700 Sixth Street, NW

Suite 700

Washington DC 20001

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:     Yes [X]      No [   ]

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City and State of New York on the 28th day of December, 2012.

Realty Capital Income Funds Trust

By:	Nicholas S. Schorsch
	Name:	Nicholas S. Schorsch
	Title:	Initial Trustee

Attest: /s/ John H. Grady

                 (Name)

Chief Operating Officer, Realty Capital Securities

                 (Title)